Exhibit 21.1

Subsidiaries of the Registrant

Sanchez Software Limited, a Delaware Corporation

Sanchez Computer Associates International, Inc., a Delaware Corporation

Sanchez FSC, Inc., a Barbados Corporation

Sanchez Computer Associates, Polska Sp.z.o.o., a Polish Company

Sanchez Data Systems, Inc., formerly e-PROFILE, Inc., a Delaware Corporation

e-PROFILE Holdings, Inc., a Delaware Corporation

Sanchez Advisors, LLC, a Delaware Corporation

Sanchez Computer Associates Limited, a United Kingdom Company

Sanchez Computer Associates Pty Limited, an Australian Company

Sanchez Computer Associates, Inc., Spectra Securities Software, Inc., a Canadian Company